Exhibit 10.3

Cash Compensation of Outside Directors

Cash Compensation of Non-Employee Directors is as follows:

Annual Retainer: $36,000

Additional Annual Retainer for Chairman of the Board: $30,000

Additional Annual Retainer for Audit Committee members:

Chairman:	$20,000
Other members:	$8,000

Additional Annual Retainer for Compensation Committee members:

Chairman:	$15,000
Other members:	$6,000

Additional Annual Retainer for Nominating and Governance Committee members:

Chairman:	$8,000
Other members:	$3,200

Fees are paid quarterly in arrears. There are no per meeting fees.